Exhibit 21


                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                              LIST OF SUBSIDIARIES



                                    JURISDICTION
NAME                                OF FORMATION     DOING BUSINESS AS
----                                ------------     -----------------

Biltmore Shopping Center Partners     Arizona        Biltmore Fashion Park

La Cienega Associates                 California     Beverly Center

Briarwood                             Michigan       Briarwood

TL-Columbus Associates                Michigan       Columbus City Center

Fairlane Town Center                  Michigan       Fairlane Town Center

Richmond Associates                   Michigan       Hilltop

La Cumbre Shopping Center Associates  California     La Cumbre Plaza

Lakeforest Associates                 Maryland       Lakeforest

Short Hills Associates                New Jersey     The Mall at Short Hills

TKL-East                              Michigan       Marley Station

Taubman Western Associates No. 2      Michigan       Meadowood Mall

Katy-Gessner Associates Limited
  Partnership                         Delaware       Memorial City Mall (Leased)

Paseo Nuevo Associates                California     Paseo Nuevo

Stoneridge Properties                 California     Stoneridge Mall

Taub-Co Management, Inc.              Michigan       N/A

The Taubman Company Limited
  Partnership                         Delaware       The Taubman Company

Tuttle Crossing Associates            Ohio           The Mall at Tuttle Crossing